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                                 EXHIBIT 99.3

                          SELECT MEDICAL CORPORATION

                           Moderator: Rocco Ortenzio
                                 May 15, 2001
                                  8:00 am CT

Don (Murphy):       Okay. This is Don Murphy from Noonan Russo Communications.
                    Good morning. And thank you for participating in Select
                    Medical Corporation's first quarter 2001 earnings conference call.

                    You should have received your press release by now. In the event you have not, please contact my office at 212-696-4455, Extension 257, and we will forward a release to you immediately.

                    For today's conference call, we have the Chairman and Chief Executive Officer, Mr. Rocco Ortenzio, the President and Chief Operating Officer, Bob Ortenzio, and the Chief Financial Officer, Mr. Martin Jackson.

                    This conference call will follow a standard format with a review of first quarter 2001 operations and financial results followed by a question and answer session.

                    But before we start, the company has asked me to remind you that forward-looking statements can obviously differ from actuality and relying on them is subject to risk.
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                    Factors that could cause forward-looking statements in this conference call to differ materially from actual results are discussed in the company's 10K and other periodic filings with the Securities and Exchange Commission.

                    So at this time, I will turn the conference call over to Mr. Rocco Ortenzio. Please go ahead, Mr. Ortenzio.

Rocco Ortenzio:     Thank you. Good morning. I would like to welcome everyone to the first public earnings conference call for Select Medical
                    Corporation.

                    I will begin by providing you with a top-level financial summary of our performance for the quarter and also make some comments about other significant accomplishments we've had over the past several months.

                    Bob Ortenzio will take you through the business operations of both our long-term acute-care hospitals, commonly referred to as LTACs, and our outpatient rehab clinic business. And finally, Martin Jackson will provide some detailed information on our financials for the quarter. The balance of time will be spent on Q&A.

                    I'm happy to report that we exceeded our earnings expectations for the first quarter of 2001 with 13 cents a share on a fully diluted basis. This represents a 333% increase of our EPS over quarter 1 of 2001.

                    Several other salient financial points include, our net operating revenue increased by 14.4% to slightly above $225 million for the first quarter of 2001, versus $196.7 million for quarter 1 of 2000.

                    Our earnings before interest, taxes, depreciation, and amortization increased by 21.5% to $27 million for the first quarter of this year, versus $22.3 million for quarter 1 of 2000. Our income from operations increased by 26.2% to $19.2 million for the first quarter of this year, compared to $15.2 million for quarter 1 of 2000.

                    Our cash flow from operations increased by 192% to $24.8 million for this past quarter, versus $8.5 million for quarter 1 of 2000. This change in cash flow
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                    operations is primarily attributable to our improved
                    earnings and our reduction of days sales outstanding, which decreased by 21 days to 81 days for this past quarter, versus 102 days in quarter 1 of 2000.

                    We are very pleased with our financial results for the first quarter, as the actual growth for all of the relevant financial measures exceeded all analysts' expectations.

                    We had some major accomplishments over the past several months, including our initial public offering. As you all know, we successfully completed an initial public offering in what was probably one of the toughest IPO markets that I can remember. The company is pleased to have made it through that process.

                    Another accomplishment that we are excited about this quarter is the pay-down of $18 million of debt, which was generated from current operations. We have opened two new hospitals this past quarter, bringing our total hospitals to
                    56. In addition, we have opened nine new outpatient clinics, bringing our total up to 675.

                    With that, I would like to turn it over to Bob Ortenzio, our President of our company.

Bob Ortenzio:       Thank you, (Rocky). And good morning, everyone. I'm going to go over some key operating statistics and provide an update on our development activities for each of our operating divisions.

                    I'll start first with our Specialty Hospital division. Our Specialty Hospital net operating revenue increased 29.5% to a little over $113 million for the first quarter of '01, versus a little over $87 million for Q1 of 2000.

                    For hospitals open both periods - now for those, I'm going to refer to hospitals that were open 1/1/2000 or prior. And I'll through - refer to that throughout my comments as same-store.

                    So on a same-store basis, net operating revenues increased 17.3% to $100 million for Q1 '01, versus $85.8 million for
                    Q1 2000. This increase was a result of improved
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                    occupancy and higher non-Medicare patient mix. The remaining
                    $11 million increase resulted from internal development that commenced operations in 2000 and 2001.

                    Our hospital EBITDA increased over 35% to $13.4 million for the first quarter of 2001, versus $9.9 million in Q1 of 2000. Same-store hospital EBITDA increased over 27% to $13.6 million for Q1 '01, versus $10.7 million for Q1 2000.

                    Overall occupancy in our hospitals increased 2 percentage points to 68% for the first quarter of '01 from 66% in Q1 2000. Same-store hospital occupancy rates increased 7%, to 74% for Q1 2000 (sic) versus 67% for Q1 2000.

                    Our hospital/patient mix based on the number of patient days for the first quarter of '01 was 76% Medicare and 24% non-Medicare, versus 77% Medicare and 23% non-Medicare for Q1 2000. Same-store patient mix was flat overall for both periods.

                    Patient days increased 19.8% to 123,740 days in the first quarter of '01, versus a little over 103,000 days for Q1 2000. Same-store hospital patient days increased 9.6% to a little over 111,000 days for Q1 '01, versus 101 - a little over 101,000 days for Q1 2000.

                    We opened two new hospitals during the first quarter, as (Rocky) commented on, in New Orleans Louisiana and Birmingham Alabama, bringing the total of specialty hospitals to 56 operating in 21 states.

                    Also during the quarter we relocated our Kansas City hospital to a new host. In terms of hospital development, our pipeline remains strong, and we expect to open three new hospitals this summer, assuming timely licensure certification.

                    I'd like to now move to our Outpatient Rehabilitation division. Our Outpatient Rehab net operating revenue increased slightly by 1.7% to $108.7 million for the first quarter of '01, versus $106.9 million in Q1 of 2000. Outpatient EBITDA increased by 11% to $19.1 million for Q1 '01, versus $17.2 million for the first quarter of 2000.
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                    Visits in our US-based Outpatient Rehab clinics declined
                    slightly, less than 1%, to a little over 946,000 visits for the first quarter of '01, versus 949,000 in Q1 2000.

                    This decline was a result of our strategy with respect to our (Novacare) acquisition to eliminate unprofitable contracts, of which we have eliminated several hundred over the past year.

                    The positive result of that strategy, our net revenue per visit in our US Outpatient Rehab clinics has increased to $81 per visit for the first quarter of '01, versus $79 per visit for Q1 2000.

                    Our Outpatient Rehab division opened nine new clinics during the first quarter. And as of March 31, 2001, we operate a total of 675 clinics in 29 states, the District of Columbia, and 7 Canadian provinces.

                    With that, I'd like to turn it over to our Chief Financial Officer, Martin Jackson, who will walk you through some key financial information.


Martin Jackson:     Thanks, Bob. Good morning, everyone. As (Rocky) and Bob
                    indicated, we are pleased with the financial results of our first reported quarter as a public company.

                    Bob has taken you through our revenue growth by business line on a year-over-year basis. While our revenue increased by 14.4%, our expenses increased by only 13.6% to $198.1 million for this past quarter, compared to $174.4 million for the same period prior-year. This increase was primarily due to the internal development of new specialty hospitals that commenced operations in 2000 and 2001.

                    As a percentage of our net operating revenue, operating expenses declined to 88% this past quarter, compared to 88.7% for the quarter ended March 31, 2000. Our operating expenses include our cost of services, general and administrative costs, and bad debt expenses.

                    Cost of services as a percentage of net operating revenue declined to 80.5% for this past quarter, compared to 82% for the same period prior-year. These costs primarily
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                    reflect our labor expenses. Our G&A expense as a percentage of net operating revenue remained constant at 3.7%.

                    Our bad debt expense as a percentage of net operating revenue increased to 3.7% for the three months ended March 31, 2001, compared to 3% for the same period prior-year.

                    This increase is due to the higher bad debt provisions recorded in our Specialty Hospital segment in response to our increase in non-Medicare-sourced revenue.

                    We experienced growth of over 21% for our total EBITDA for the first quarter of 2001 compared to the same period prior-year. On a year-over-year comparison, we expanded margins by 6.2% to 12%, versus 11.3% for this period last year.

                    Breaking this down, our Specialty Hospital group improved EBITDA margins by 4.4% for our first quarter to 11.8%, compared to 11.3% for the same quarter last year.

                    In addition, the EBITDA margin for the same-store hospitals increased 8.8% from 12.5% to 13.6%. As Bob previously stated, this margin improvement is a result of improved occupancy and our overall rate. Our Outpatient Rehab group improved EBITDA margins by 8.7% for our first quarter to 17.5%, versus 16.1% for the same period prior-year.

                    Depreciation and amortization increased by 11.3% to $7.8 million for this past quarter, compared to $7 million for the same period prior-year. The increase primarily resulted from increases in depreciation on fixed asset additions that are related to the new hospital development.

                    Interest expense decreased by $800,000 to $8 million for our first quarter of 2001, compared to $8.8 million for the same period prior-year. The decline in interest expense is due to lower debt levels outstanding as well as reduced interest rates in 2001 compared to 2000. The lower debt levels take into consideration the debt paid down in 2000.
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                    Income tax increased by 56% to $3.9 million for our first
                    quarter this year, compared to $2.5 million for the same period prior-year. Our effective tax rate is 39%.

                    As (Rocky) indicated, our net income increased approximately 116% for this quarter to $6.1 million, compared to $2.8 million for the same period prior-year. Our EPS increased 333% to 13 cents on a fully diluted basis, versus 3 cents for the same period prior-year.

                    Reporting earnings per fully diluted share include the net expense of approximately $1.4 million a quarter for goodwill amortization. Cash earnings per fully diluted share, excluding this expense and the tax effect, was approximately 16 cents for our first quarter.

                    Investing activities used $7.2 million and $7.5 million of cash flow for the three months ended March 31, 2001 and 2000, respectively. This usage in both 2001 and 2000 results from purchases of property and equipment of $5.3 million and $5.9 million, respectively, related to new hospital development. The balance of investing activities had to do with earn-outs and acquisition payments in 2001 and 2000.

                    Financing activities used $18.5 million and $900,000 of cash for the three months ended March 31, 2001 and 2000, respectively. This was primarily due to the repayment of debt.

                    As of March 31, 2001, the company's total debt was $289.4 million, compared to total debt outstanding as of March 31, 2000 of $337.3 million. We have paid down $47.9 million of debt over the past 12 months, primarily derived from operations.

                    In April 2001 we entered into an amendment to our credit agreement that requires us to apply $24 million of net proceeds from our recent stock offering to repay the US term loan portion of our credit facility as well as increase our revolving credit facility by $20 million.
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                    Borrowings under the credit agreement bear interest at a
                    fluctuating rate of interest - borrowings under the credit agreement bear interest, a fluctuating rate of interest based upon financial covenant ratio tests.

                    As of March 31, 2001, our weighted average interest rate under our credit agreement was approximately 8.8%. As of March 31, 2001, we had over $37 million of availability under our revolving facility.

                    We are pleased with the growth experienced during the first quarter relative to last year and the fact that we exceeded analysts' expectations. We are cautiously optimistic as to our prospects for 2001, in part, supported by the solid first quarter performance. We are comfortable with most of the research analyst reports that we have reviewed in terms of revenue, EBITDA, and earnings growth.

                    We've allotted up to 30 minutes for your questions. And we'd like to open up the call at this time.


Operator:           At this time, if you would like to ask a question, please
                    press the number 1 on your telephone keypad now. One moment please for the first question.

                    Your first question comes from (A.J.) (Rice).


(A.J.) (Rice):      Hi. Hello, everyone. Congratulations on getting your first quarter under your belt there. I'll just ask about acquisition and development opportunities maybe.

                    Can you update us on any thoughts that you have about prospects for completing an acquisition over the next - the rest of the year or over the next 12 months? And what does the activity level look like out there on that front?

                    And then just - I know you updated us as to where you're at at this point. Can you just update us on the development targets for outpatient clinics this year and the LTACs in terms of how many you think you'll do in the whole year?

Martin Jackson:     Sure, we can address that, (A.J.). For development on the
                    inpatient side, expectations are that we will develop ten hospitals this year...

(A.J.) (Rice):      Okay.

Martin Jackson:     ...of which, two are already up and running. And we have an additional two coming on line this quarter.

(A.J.) (Rice):      Okay.

Martin Jackson:     Expectations on the Outpatient Rehab clinic side, we expect to open up 40 this year, of which, 9 have been opened...

(A.J.) (Rice):      Okay.

Martin Jackson:     ...in the first quarter. And we're on track.

(A.J.) (Rice):      Okay.  Any comments about the acquisition marketplace?

Rocco Ortenzio:     Well as you know, (A.J.) -- this is (Rocky) -- we've been
                    through a quiet period. And we're sort of back and looking around. And there have been some small opportunities in the outpatient sector. And we are looking at the LTAC field itself. And I suspect that we will certainly be talking with some people during the course of this year.

(A.J.) (Rice):      Okay. Maybe just one specific question on the quarter, in
                    the LTAC business, obviously, you've beat our revenues there nicely.

                    It looks like to me, it was probably on the revenues per day. To some - I mean, the volumes were good. But also the revenues per day seemed like they came in higher than our expectations. Is that a function of better pricing, higher acuity of patients? Or what was the driver behind that, if you could tell us?

Bob Ortenzio:       Well, (A.J.), this is Bob Ortenzio. On the hospital side, we continue to see very strong commercial rates that have held or have ticked up slightly against the projections that we had at the beginning of the year. So we feel very good about the rates that we've been getting.

                    Our acuity at our hospitals nationwide has probably not changed dramatically, not when you look at all the hospitals as a whole.

(A.J.) (Rice):      Okay.

Bob Ortenzio:       But I think our success in getting our message out in our
                    local markets about the efficiency of the treatment in the LTAC setting is really bearing fruit. And payers are continuing to see the value-added that they get from having their patients seen in the LTAC service. And I think that's the reason why we've seen the rates hold and tick up slightly.

(A.J.) (Rice):      Okay.  Thanks a lot.

Rocco Ortenzio:     Thank you, (A.J.).

Operator:           Your next question comes from Peter (Ench).

Peter (Ench):       Congratulations on the quarter. Your bad debt allowance was a little higher than I expected. What kind of bad debt provision should we expect? I've got 3-1/2% in my model. And is that a, roughly, good number?

Martin Jackson:     Peter, I think you should feel comfortable with the 3-1/2%.
                    We - as you see from our breakdown as far as payer mix on the inpatient side, we've had an increase in non-Medicare on the commercial side.

                    And consequently, what we've done is we've adjusted our bad debt number to take that into consideration. We have not experienced a substantially different bad debt percentage than that 3.5%. But again, we're attempting to take a very conservative approach here.

Peter (Ench):       That's great. Do you have a DSO target by the end of the
                    year? You took them down four days in the quarter, which I thought was great.

Martin Jackson:     Yes, we would like to be company-wide 75 days. So we
                    anticipate bringing that down another six days over the next three quarters.

Peter (Ench):       Great. And a final question, your interest rate at 3/31 was
                    8.8%. Do you have any lag on the LIBOR that would bring that rate down just through the march of time here if we don't get any changes in the LIBOR rates?

Martin Jackson:     You may see another 20 to 30 basis point drop in that. But I think that's basically where we are right now, Peter.

Peter (Ench):       Thanks a lot.

Rocco Ortenzio:     Okay, Peter.  Thanks.

Operator:           Your next question comes from (Laurie) (Price).

(Laurie) (Price):   Okay. Congratulations again on a great quarter. Can you just tell us how many LTACs at this point have been open less than six months that have yet to be certified by Medicare?
                    And what was the aggregate loss contributed by those facilities in the quarter?

Rocco Ortenzio:     Right now, (Laurie), we have five hospitals that are in
                    their DRG - at various stages of their six-month DRG process.

                    In terms of the losses that are generated from those five, we don't have - we don't break that out. I don't have that at my fingertips. It's...

(Laurie) (Price):   Well did it contribute...

Rocco Ortenzio:     It's generally been less than we've budgeted. We've had some very successful - our openings on the whole have been quite successful, which is a testament to the strong development projects that we've been able to bring into the company.

(Laurie) (Price):   I'm just trying to get a sense. Did it hold back the
                    reporting earnings, you know, in any material way, a penny or two or anything like that?

Bob Ortenzio:       Yes, (Laurie), it has. I mean, as you know, the budget for this year has $7 million worth of negative EBITDA in it associated with development. And although this particular quarter was less than we expected, it's still negative. So it...

(Laurie) (Price):   Okay. And then just my last question, on the Outpatient
                    Rehab side of your business, are you seeing any change from managed care companies in terms of push-back or resistance on pricing? And are you focusing on changing any particular contract terms with the payers?

Rocco Ortenzio:     We continue to cull through our managed care contracts,
                    (Laurie). And to the extent that we're not getting the appropriate rates, we are eliminating those contracts. We have eliminated quite a bit, as Bob indicated. And I think that's why you're seeing the average net revenue per visit rate go up.

(Laurie) (Price):   Okay.

Bob Ortenzio:       And the revenue staying flat.

Rocco Ortenzio:     And the - yes.

(Laurie) (Price):   Okay, great.  Thank you.

Operator:           Your next question comes from Ken (Weekly).

Ken (Weekly):       Thanks and good morning. I guess to follow-up on (Laurie's)
                    question, in terms of the Outpatient Rehab business, I was wondering, in terms of - you mentioned you're restructuring the business, and that's why the revenue growth is a little slow.

                    Where are you in that process? Are we in the second inning or the eighth inning? And what sort of organic growth should we expect from the Outpatient Rehab business going forward?

Rocco Ortenzio:     Ken, we want to make sure that - when you say restructure, it's not restructuring. It's actually just - we are in essence taking a look at the various contracts that are in place.

Ken (Weekly):       Okay.

Rocco Ortenzio:     And we are eliminating those contracts that are not
                    profitable. That has an effect of keeping our visit numbers down. But as you can see through the first quarter results, we've expanded margins from 16.1% to 17.5%.

Ken (Weekly):       Sure. But again, where are you in that process of adjusting the contracts? I mean, do you have - are you - do you have more contracts to go? I just - I'm not very familiar with the story, I apologize.

Rocco Ortenzio:     Yes. Well to give you a perspective, we probably have over
                    2000 managed care payer contracts through our Outpatient group. So it is a constant process of renegotiating or moving through those contracts.

                    So while we've done a couple hundred in the last year, you're going to continue to see that process continue throughout. It will slow down as we get through most of the (Novacare) contracts, which was our most recent acquisition.

                    So that is a continuing part of this business, one that has had a more dramatic effect most recently. So I think that you can expect that while it will continue, it is not a - it's a process, not a destination. And we'll continue to do it.

Ken (Weekly):       Okay. So is there a point at which the growth trend should maybe pick up a little bit from the 2% number that you reported in the first quarter?

Rocco Ortenzio:     The expectations - what we have is really 2% to 3% growth
                    currently...

Ken (Weekly):       Okay.

Rocco Ortenzio:     ...on the Outpatient side - on the revenue side.

Ken (Weekly):       Okay.

Rocco Ortenzio:     We expect expansion on the margins.

Ken (Weekly):       Okay.  Thank you very much.

Rocco Ortenzio:     Thank you, Ken.

Operator:           Your next question comes from (Deborah) (Lawson).

(Deborah) (Lawson): Hi from Salomon Smith Barney. I was just wondering - you commented in your remarks that one of your LTACs had been shifted from one hospital to another, I believe, in Kansas City.

                    And I was just wondering, just to get a sense of, you know, why - you know, can you give us a sense of the reason for the move so we can get a better sense of the type of facility you want to be in and those that are good hosts versus not good hosts? Can you just give us a little color on that?

Rocco Ortenzio:     Sure. The relocation of an LTAC hospital is not an unusual event. I think in the history of our company we've probably relocated four or five hospitals. And the reasons for a move can be varied.

                    Oftentimes it is changes in the marketplace that make the host hospital that we're in weaker or, in the alternative, an interest of a hospital in our market that is dramatically stronger having an interest in our service. And we find that rather than open a second hospital, it makes more sense to move it.

                    Let me give you some examples. In one of our hospitals, we were in an HCA hospital in Atlanta where HCA made a strategic decision to actually close the hospital. So we're moving that hospital into a much stronger host, actually moving it into the Emory University setting.

                    So in that situation, the current host hospital was winding down its operations. And we had a much stronger hospital in the market that was very interested in accommodating us.

                    In the most recent example in Kansas City, we had been in this hospital - the hospital over there for a number of years. It was actually a predecessor hospital from one of our acquisitions. And that host hospital over the years, because of the existing market forces there, had just deteriorated.

                    We were fortunate enough to be able to negotiate and move our hospital into a much stronger hospital in that market. So we do that from time to time as we see opportunities.

                    And because we own the license of the hospital, we are obviously able to do that without a lot of cost and expense. So we've found that to be one of the great advantages of our hospital within a hospital model.

(Deborah) (Lawson): Okay, great. And just one point of clarification, you don't have to get that recertified at that point?

Rocco Ortenzio:     We do not.

(Deborah) (Lawson): Okay, great.  Thank you very much.

Operator:           Your next question comes from Andrea (Zeecy).

Andrea (Zeecy):     Good morning. Two questions, first to kind of touch on Ken and (Laurie's), how much of the - how far are you along in eliminating sort of what you did not want from the (Novacare) acquisition or felt that was poorly priced?

                    And secondly, can you provide a little bit more color on your cash flow for operations, whether there were any bonus payments in the first quarter, whether you made any tax payments? Or are those in the second quarter?

Rocco Ortenzio:     Well let me make a comment on your first question. Your
                    second comment I'll let Marty take.

                    In terms of the (Novacare) acquisition, you know, there's always room for improvement. We've been very pleased with the results of our (Novacare) acquisition. And I would tell you that we are probably 85% through with making the major changes that we felt we needed to at the time of acquisition.

                    But there are always things to do. And we have a number of initiatives with respect to some consolidations of some central business offices, modifications of some systems. And those will continue kind of as part of business as usual over the balance of this year.

                    But I would tell you, if you were asking for a number, that we think that about 85% of the work that we set out to do we accomplished really ahead of schedule. And we will complete some of our other strategic initiatives with that acquisition over the next quarter or two.

                    In terms of your second question, which was cash flow from operations, I'll have Marty...

Martin Jackson:     Yes. Andrea, the cash flow from operations is really
                    primarily due to the improved earnings. And we've really managed the accounts receivable, as you can see, a substantial reduction in DSO.

                    With regard to income taxes, we paid a portion of the income taxes in the first quarter. There's about $2.6 million that has not been paid. So there's an add-back there.

Andrea (Zeecy):     Okay. Back to the first question, what I was trying to get at was, have all the (Novacare) contracts and the managed care contracts been renegotiated? Or does the revenue - does the improved revenue per day sort of reflect the (Novacare) acquisition? Can we expect it to temper down? Or do you think it'll probably stay around the same, like you said margin improvement will in two?

Rocco Ortenzio:     Well on the contracts, when you have - just talking about
                    (Novacare) for a moment, when you have 2000 managed care contracts, they tend to come due at various stages. We're in various stages of analysis of those contracts.

                    And that is a continual process, because you never - you may eliminate a contract, and then you may go back into negotiation with that payer the next quarter or even the next month. And that's just a constant part of the business.

                    I think when we acquired (Novacare), we felt that the state that they were in - or the situation with many of those contracts was untenable for the company. And we felt that some pretty significant eliminations were required. Those have been largely accomplished.

                    At this point, we look at the contracts on an individual basis, take into account the local market they're in, our penetration, and a variety of other factors. Then as we - we tend to renegotiate or eliminate and try to replace the contract with other local contracts. So I want to stress to you that that tends to be a process. And it is an important part of the ongoing business of the enterprise.

Andrea (Zeecy):     Okay.  Thank you very much.

Rocco Ortenzio:     Thank you, Andrea.

Operator:           Your next question comes from (Kemp) (Dollover).

(Kemp) (Dollover):  Thank you and good morning. First, could you give us some info with regard to labor costs, particularly on the - well both the nursing and the therapist sides?

Martin Jackson:     Yes, (Kemp). If you take - this is Marty Jackson. How are
                    you?

                    If you take a look at our cost of services as a percentage of net operating revenue, it actually declined this past quarter to 80.5%, compared to 82% for the first quarter of 2000. So actually we think that we're doing a pretty good job managing our labor expense.

(Kemp) (Dollover):  All right. Do you have anything in terms of say the severe wage inflation? Because obviously with the occupancy increases, particularly on the inpatient side, that would help you offset any labor inflation. I'm just wondering if you're - if that's getting tighter, or flat, or, you know, maybe even better in an unlikely case.

Rocco Ortenzio:     Well it's certainly tighter. I mean, there is no question
                    that in the healthcare services and the hospital side of the business that we are in a nursing shortage. And I don't think anybody is predicting that the nursing shortage is going to abate anytime soon.

                    We tend to have an easier time of recruiting and retaining nurses than the general acute care hospital for a variety of reasons. What we have seen, of course, is a ticking up of the rates in some markets.

                    And it's hard to generalize. We have some markets where we have no nurse openings. And we have others where we struggle a bit more to get nurses. And sometimes the signing bonuses, which we try to avoid, do come into play.

                    But I can't tell you that it is materially affecting our hospital business. Nor can I make any generalized statement that applies to all of 56 hospitals across the country.

                    Really where you tend to find our advantage is, we tend to hold onto our - the nurses that we do get because of the unique environment that they're working in.

                    So if you look overall and you make a general statement for all of our hospitals, we have not had to restrict admissions at any of our hospitals because of a shortage of nursing personnel. And we continue to aggressively recruit.

                    So it's part of our ongoing business, but nothing that is on the radar screen as being something that we think could disrupt our hospital operations in the near term.

(Kemp) (Dollover):  Okay. That's great. Thank you. And just secondly -- I apologize if someone else has asked this -- but with regard to your DSO improvement, could you just give us some color on what's going on by line of business and where there's further opportunity?

Martin Jackson:     We sure can, (Kemp). If you take a look at our individual
                    DSOs by business line, this past quarter you saw a four-day drop on our inpatient business. And our outpatient business basically remained flat at 78 days.

                    We anticipate we have a lot further to move on the inpatient side. There is - we are still working some old AR. We anticipate that we will be successful in collecting those dollars.

                    So we anticipate that you're going to continue to see a downward trend in DSO. And as we indicated to Peter (Ench), we have a target for the end of this year at 75 days for the overall company.

(Kemp) (Dollover):  Great.  Thanks very much.

Rocco Ortenzio:     Thanks, (Kemp).

Operator:           Again, I would like to remind everyone, if you would like to ask a question, please press the number 1 on your telephone keypad now.

                    One moment please for your question.

                    And you have a question from Andrea (Zeecy).

Andrea (Zeecy):     Yes, is there any update on prospective payment for LTACs?
                    It seems - it feels as though these things tend to get delayed. And the plan is supposed to be submitted by October with implementation - of this year with implementation
                    October of next year. Have you received any update at all?

Rocco Ortenzio:     We did receive an update. On April 25 we attended an update meeting with the Healthcare Finance Agency that gave an update on the development of PPS systems for LTACs. We were pretty pleased with the framework that they developed.

                    If your specific question is timeframe, my best guess at this point is that HCFA may accomplish their October 1, 2001 deadline of getting back to Congress with a framework for - or in other words, a clinical model for an LTAC PPS.

                    I remain skeptical of whether they'll be able to actually complete Phase 2 and have the payment system done by October of 2002. But I will say that what we took away from the update on April 25 was all fairly positive as far as it went.

                    Most of the elements that the industry wanted in the proposal have found their way in. They have taken cases - individual patient cases from the industry, which includes our company, to use them in their statistical analysis. Their clinical model is an (APR) DRG, which is what the industry wanted.

                    And finally, the industry wanted to - wanted the model to have categories that looked at the severity of cases, because, as you know, our cases - cases in our hospitals tend to be the most severe cases that you will find in the healthcare continuum.

                    And we wanted whatever model that was going to be proposed to take into account the severity. And the current model that was outlined to us does have four categories for severity.

                    Also we did - we were able to get a reiteration from HCFA at the meeting that their intention in driving the model is to make it budget-neutral. So that - we continue to hear that. And they are using - and they plan on using relatively updated patient charges and costs prior to zeroing in on the final system whenever that may come to pass.

                    So the update is positive. Obviously, what we don't know and it's way too early to know is actually what the rates will be for the individual patient categories. But we continue to derive optimism from the fact that they've reiterated that it will be budget-neutral with update factors.

Andrea (Zeecy):     When they asked you for your data, what years do you sense that they're using, what latest medical fiscal - Medicare fiscal year? Excuse me.

Rocco Ortenzio:     I think that some of the information that they've been using was from 1999 cost reports. But they have indicated that they will be updating the cost and the charge information from more recent cost reports.

                    So I believe - and this is a bit of a guess on my part. But I think that their plan - I heard that the plan is going to be to review 2000 cost reports before they would put into - before they would complete Phase 2.

Andrea (Zeecy):     And one final question on this, can you provide more color as to how the capital costs would be reimbursed? Because I would think with your hospital within a hospital model that that would be far more advantageous than the freestanding in that regard.

Rocco Ortenzio:     Well we think so. At this moment - and again, I have to
                    reiterate this is all tentative. And it's through discussions right now and is subject to change. But the way it looks right now is that capital costs will be reimbursed through the DRG (unintelligible) separate carve-outs.

                    And they will use the capital cost through actual experience through the industry without distinguishing between hospital within a hospital and freestanding. So, you know, we think, because of the nature of our model that that's a net positive for us.

Andrea (Zeecy):     Great.  Thank you very much.

Operator:           Your next question comes from Julie (Pederman).

Julie (Pederman):   Thanks -- First Union Securities. Congratulations on the
                    good quarter, guys.

Rocco Ortenzio:     Thank you.

Bob Ortenzio:       Thank you, Julie.

Julie (Pederman):   Just a couple of data points, I was wondering if by chance you could give the ending licensed beds for the LTACs, admissions for the LTACs? And then in the past, you've been able to break out your managed outpatient clinics. And I was wondering if you could give me the net revenue for those?

Rocco Ortenzio:     Okay. Let us see if we can put our fingers on that in a
                    short timeframe here. I think our total number of beds currently is 2068 beds in service throughout our 56 hospitals in 21 states.

Martin Jackson:     The number of admissions for the quarter was 4191.

Rocco Ortenzio:     Julie, what were some of the other questions you had asked there on the...

Julie (Pederman):   On the outpatient clinics that you manage, do you have the revenue breakout there?

Martin Jackson:     No.

Rocco Ortenzio:     No, we don't.

Julie (Pederman):   Okay.  Thanks.

Rocco Ortenzio:     Thank you.

Operator:           There are no further questions at this time. Do you have any closing remarks?

Rocco Ortenzio:     Yes. This is (Rocky). And I just want to thank all of you
                    for participating in our call. And we look forward to speaking with you on our next conference call in about three months.

Operator:           Thank you for participating in today's teleconference. You may now disconnect.

                                      END